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As filed with the Securities and Exchange Commission on May 7, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MOTOROLA, INC.
(Exact name of issuer as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	36-1115800 (I.R.S. Employer Identification Number)

1303 East Algonquin Road, Schaumburg, Illinois (Address of Principal Executive Offices)	60196 (Zip Code)

Motorola Omnibus Incentive Plan of 2000
(Full Title of the Plan)

David W. Devonshire, Executive Vice President and
Chief Financial Officer
1303 East Algonquin Road, Schaumburg, Illinois 60196
(Name and Address of agent for service)

(847) 576-5000
(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Motorola, Inc. Common Stock ($3 Par Value)(3)(4)	620,249 shares	$14.96	$9,275,823.80	$853.38

(1)
Plus an indeterminate number of additional shares that may be issued if the anti-dilution adjustment provisions of the Plan becomes operative.

(2)
Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(c) and (h)(1), on the basis of the average of the high and low reported sales price of the registrant's Common Stock on the New York Stock Exchange—Composite Tape on May 3, 2002.

(3)
Includes preferred stock purchase rights. Prior to the occurrence of certain events, the preferred stock purchase rights will not be evidenced separately from the Common Stock.

(4)
Includes an indeterminate number of interests related to the Common Stock to be issued under the Plan, all of which are generally nontransferable, including stock options and stock equivalents.

        The contents of Registration Statement No. 333-36308 on Form S-8 are incorporated herein by reference.

PART I—INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part 1 of Form S-8.

PART II—INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 5. Interests of Named Experts and Counsel.

        The validity of the securities offered under the Registration Statement is being passed upon for the Company by Carol H. Forsyte, Esq., Vice President, Corporate and Securities, in the Company's Law Department. Ms. Forsyte owns shares of the Company's Common Stock and has options that can be exercised for additional shares of the Company's Common Stock.

Item 8. Exhibits.

        Reference is made to the Exhibit Index.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Schaumburg, State of Illinois, on the 6th day of May, 2002.

MOTOROLA, INC.

By:	/s/ David W. Devonshire David W. Devonshire Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY

        Each of the hereby constitutes and appoints Christopher B. Galvin, Edward D. Breen, David W. Devonshire and Anthony M. Knapp, and each of them, as attorneys for him or her and in his or her name, place and stead, and in any and all capacities, to execute and file any amendments, supplements or statements with attorneys, and each of them, full power and authority to do and perform each and every act and thing whatsoever requisite and necessary to be done in and about the premises, as fully, to all intents and purposes, as he or she might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorney, or any of them, or their or his substitute or substitutes, may or shall lawfully do, or cause to be done, by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed below by the following persons in the capacities and on the date or dates indicated.

Signature	Title	Date

/s/ Christopher B. Galvin Christopher B. Galvin	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 6, 2002
/s/ David W. Devonshire David W. Devonshire	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 6, 2002
/s/ Anthony M. Knapp Anthony M. Knapp	Senior Vice President and Controller (Principal Accounting Officer)	May 6, 2002
/s/ Edward D. Breen Edward D. Breen	Director	May 6, 2002

/s/ Francesco Caio Francesco Caio	Director	May 6, 2002
/s/ H. Laurance Fuller H. Laurance Fuller	Director	May 6, 2002
/s/ Anne P. Jones Anne P. Jones	Director	May 6, 2002
/s/ Judy C. Lewent Judy C. Lewent	Director	May 6, 2002
/s/ Walter E. Massey Walter E. Massey	Director	May 6, 2002
/s/ Nicholas Negroponte Nicholas Negroponte	Director	May 6, 2002
/s/ John E. Pepper, Jr. John E. Pepper, Jr.	Director	May 6, 2002
/s/ Samuel C. Scott III Samuel C. Scott III	Director	May 6, 2002
/s/ Douglas A. Warner III Douglas A. Warner III	Director	May 6, 2002
/s/ B. Kenneth West B. Kenneth West	Director	May 6, 2002
/s/ John A. White John A. White	Director	May 6, 2002

EXHIBIT INDEX

Exhibit Number		Description
5		Opinion and consent of Carol H. Forsyte, Vice President, Corporate and Securities, Motorola Corporate Law Department as to the validity of the securities being issued.
23	(a)	The Consent of KPMG LLP.
23	(b)	The Consent of Carol H. Forsyte, Vice President, Corporate and Securities, Motorola Corporate Law Department is included in Exhibit 5.

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  Item 5. Interests of Named Experts and Counsel.
  Item 8. Exhibits.
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX